Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Friedman Industries, Incorporated, of our reports dated June 12, 2025, relating to the consolidated financial statements and schedule of Friedman Industries, Incorporated (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2025, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP (formerly Moss Adams LLP)

Houston, Texas

October 7, 2025